Exhibit P(2)

                                 Code of Ethics
                                       Of
                        Chicago Capital Management, Inc.,
                           The Chicago Trust Company,
                      Alleghany Investment Services, Inc.,
                                       and
                           TAMRO Capital Partners LLC

               Section I Statement of General Fiduciary Principles

         This Code of Ethics (the "Code") has been adopted by Chicago Capital Management, Inc. (CCM), TAMRO Capital Partners LLC ("TAMRO") and The Chicago Trust Company (TCTC), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the "Act"). In addition, this Code covers Alleghany Investment
Services, Inc. (AISI), an administrative service company for the Alleghany Funds. The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which personnel of CCM, TCTC, TAMRO and AISI (each herein referred to as a "17j-1 Organization") having knowledge of the investments and investment intentions of the 17j-1 Organization with respect to any Advisory Client (as defined below) may abuse their fiduciary duties and otherwise to deal with the types of conflict of interest situations to which the federal securities laws are addressed.

         The Code is based on the principle that the directors, officers and employees of each 17j-1 Organization who provide services to any Advisory Client, owe a fiduciary duty to such Advisory Clients to conduct their personal securities transactions in a manner that does not interfere with the Advisory Clients' transactions or otherwise take unfair advantage of their relationship with Advisory Clients. All Access Persons (as defined in Section II hereof) are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them. Access Persons who are affiliated with other affiliates of the 17j-1 Organizations are also expected to comply with the provisions of any codes of ethics that have been adopted by their respective organizations; however, no Access Person shall be required to make more than one set of reports in compliance with more than one applicable code of ethics.

         Technical compliance with the Code will not automatically insulate Access Persons from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to Advisory Clients. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interest of Advisory Clients. In summary, all Access Persons shall place the interest of the Advisory Clients before their own personal interests.

         All Access Persons (defined below) must read and retain this Code of Ethics and should recognize that they are subject to the provisions hereof.

                             Section II Definitions

         (L) "Access Person" means any director, officer or Advisory Person (as defined below) of CCM, TCTC or TAMRO. With respect to AISI, "Access Person" means any director, officer or Advisory Person of AISI, who, with respect to an Advisory Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by TCTC, CCM or TAMRO to an Advisory Client.

     (M) An "Advisory Person" means: (i) any employee of a 17j-1 Organization, or of any company in a control relationship to a 17j-1 Organization, who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by a 17j-1 Organization for any Advisory Client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to a 17j-1 Organization who obtains information concerning recommendations made by a 17j-1 Organization with regard to the purchase or sale of any Covered Security for any Advisory Client.

         (N) An "Advisory Client" means a Fund, including the Alleghany Funds, any institutional client and any other entity to whom CCM, AISI or TCTC provides investment advisory services.

     (O) "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act") in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. Generally, an employee is regarded as having beneficial ownership in those securities held in his or her name, the name of his or her spouse and the names of his or her immediate family sharing the same household. A person may be regarded as having beneficial ownership in the securities held in the name of another person (individual, partnership, corporation, trust or another entity) if, by reason of contract, understanding or relationship he or she obtains or may obtain therefrom benefits substantially equivalent to those of economic ownership.

         (P) "Compliance Officer," as to each 17j-1 Organization, means the chief compliance officer of such 17j-1 Organization.

         (Q) "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Act.

     (R) "Covered Security" means a security as defined in Section 2(a)(36) of the Act, to wit: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option privilege entered into on a national securities exchange relating to a foreign currency or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. "Covered Security" does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

         (S) A "Fund" means an investment company registered under the Act, or any series thereof as the context may require.

         (T) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

         (U) "Investment Personnel" of a 17j-1 Organization means (i) any employee of a 17j-1 Organization (or of any company in a control relationship with a 17j-1 Organization) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a 17j-1 Organization for an Advisory Client; or (ii) any natural person who controls a 17j-1 Organization and who obtains information concerning recommendations made to Advisory Clients regarding the purchase or sale of securities.

         (V) "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or
                  Section 4(6) thereof pursuant to Rule 504 , Rule 505 or Rule 506 thereunder.

         (W) "Security Held or to be Acquired" by a 17j-1 Organization means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by an Advisory Client; or (B) is being or has been considered by a 17j-1 Organization for purchase by an Advisory Client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the Section II(G).


                 Section III Objective and General Prohibitions

         All Access Persons must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in this Code. Therefore, Access Persons may not engage in any investment transaction under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments for any Advisory Client. In addition, Access Persons may not use information concerning the investments or investment intentions of the 17j-1 Organization, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interest of the 17j-1 Organization or any Advisory Client.

         Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments for an Advisory Client. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a Fund or any affiliated person of an investment adviser of a Fund, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Fund to:

                  (v)  employ any device, scheme or artifice to defraud a Fund;

                  (vi) make any untrue statement of material fact to a Fund or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (vii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Fund; or

                  (viii) engage in any manipulative practice with respect to a Fund.

         Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by
Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

                       Section IV Prohibited Transactions

     (A) (1) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know that the time of entering into the transaction that (1) an Advisory Client has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) a 17j-1 Organization has, within the last 15 calendar days considered purchasing or selling the Covered Security for an Advisory Client or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for an Advisory Client, unless such Access Person:

                  (iii)     obtains advance clearance of such transaction
                         pursuant to Section V; and

                  (iv) reports to the Compliance Officer the information described in Section VI of this Code.

                  (2) Without limiting the generality of the foregoing, Investment Personnel must obtain approval from the President of Alleghany Asset Management, Inc. before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering. In the case of the President, approval shall be given by Alleghany Asset Management, Inc.'s Chief Financial Officer. Investment Personnel who have been authorized to acquire securities in an Initial Public Offering or who have Beneficial Ownership of such securities prior to such Investment Personnel's employment by a 17j-1 Organization shall be required to disclose that ownership when they play a part in a 17j-1 Organization's subsequent consideration of a transaction in the securities of that issuer. In such circumstances, the 17j-1Organization's decision to purchase or sell securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

                  (3) Without limiting the generality of the foregoing subsection (A)(1) of this Section, Investment Personnel must obtain approval from the President of Alleghany Asset
                  Management, Inc. before directly or indirectly acquiring Beneficial Ownership in any securities in a Limited Offering. In the case of the President, approval shall be given by Alleghany Asset Management, Inc.'s Chief Financial Officer. Investment Personnel who have been authorized to acquire securities in a Limited Offering or who have Beneficial
                  Ownership of such securities prior to such Investment Personnel's employment by a 17j-1 Organization shall be required to disclose that ownership when they play a part in the 17j-1 Organization's subsequent consideration of a transaction in the securities of that issuer. In such circumstances, the 17j-1 Organization's decision to purchase or sell securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

                  (4) Without limiting the generality of the foregoing subsection (A)(1) of this Section, an Access Person shall not profit in the purchase and sale, or sale and purchase of the same (or equivalent) securities within 30 calendar days. Exceptions will only be approved on a case by case basis by the President of Alleghany Asset Management, Inc. In the case of the President, approval is to be given by Alleghany Asset Management's Chief Financial Officer.


         (B) The prohibitions of Section IV(A)(1) and the pre-clearance requirements of Section V do not apply to:

                  (8) Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (This exception does not apply, however, to optional cash purchases pursuant to a
                           DRIP);

                  (9) Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

                  (10)      Transactions in futures contracts on U.S. Treasury
                              obligations (and related options)
                           effected on a U.S. commodities exchange;

                  (11)      Involuntary (i.e. non-volitional) purchases and
                               sales of Covered Securities;

                  (12) Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control;

                  (13)      Transactions involving the exercise of Alleghany
                              Corporation stock options; and

                  (14) Transactions in equity securities where the transaction (or series of related transactions) involves under $10,000 of the securities of a company with market capitalization of over $10 billion.


                       Section V Pre-Clearance Procedures

         (B)       From Whom Obtained

                  Except as set forth in Section IV(A)(2), (3) and (4), pre-clearance of a personal transaction in a Covered Security required to be approved pursuant to Section IV above must be obtained from the Head EquityTrader or the Head Fixed Income Trader, as appropriate (based on the type of covered security subject to the proposed transaction), of the 17j-1 Organization, or, if unavailable, his or her designate. Each of these persons is referred to in this Code as a "Clearing Officer." A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

         (C)       Factors Considered in Clearance of Personal Transactions

                  Investment Personnel shall not generally be permitted to buy or sell a security within seven calendar days before or after any Advisory Client trades in that security. Access Persons who are not Investment Personnel will generally be permitted, subject to pre-clearance procedures, to buy or sell a Covered Security one calendar day before or after any Advisory Client trades in the security. A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to clear a proposed transaction:

                  (5) Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security; and

                  (6) Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of any Advisory Client; and

                  (7)       Whether the transaction is likely to affect any
                                   Advisory Client adversely; and

                  (8) In extraordinary circumstances, whether the person making the proposed purchase or sale has demonstrated to the Clearing Officer the existence of extreme financial hardship.

         (D)       Time of Clearance

                  (3) Access  Persons may  pre-clear  trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for such Access Persons to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time depending on market developments. Consistent with the foregoing, such Access Persons may not simultaneously request pre-clearance to buy and sell the same Covered Security.

                  (4) Pre-clearance of a trade shall be valid and in effect only until the end of the next business day following the day pre-clearance is given; provided, however, that a pre-clearance expires if and when the person becomes or should have become aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer at the time of the pre-clearance. Accordingly, if an Access Person becomes or should have become aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

         (E)       Form

                  Clearance must be obtained by requesting such clearance in a form acceptable by the Compliance Officer, which form shall set forth the details of the proposed transaction, and by obtaining the approval of a Clearing Officer (it being permitted that such form submission and approval be made through electronic means). If an Access Person is requesting approval to purchase or sell a Covered Security that is owned by an Advisory Client and such Access Person has responsibility regarding the determination by the 17j-1 Organization of securities to be purchased or sold for such Advisory Client, the Access Person must inform the Clearing Officer of that fact at the time approval to purchase or sell the Covered Security is sought.

         (F)       Filing

                  A record of all pre-clearance requests shall be retained by the Compliance Officer for a period of at least five years from the time the request is made.

         (G)       Monitoring of Personal Transactions After Clearance

                  After clearance is given to an Access Person, the Compliance Officer shall monitor on a test basis the Access Person's transactions to ascertain whether the cleared transaction was executed before the end of the next business day following the day pre-clearance was given, whether it was executed in the specified amounts and what other securities transactions, if any, the Access Person executed.


                      Section VI Reports by Access Persons

         (I)       Personal Securities Holdings Reports

                  All Access Persons shall within 10 days of the date which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Interest as of the date the person became an Access Person, in the case of such person's initial report, and as of the last day of the year, as to annual reports. Such report, attached hereto as Exhibit A, is hereinafter called a "Personal Securities Holdings Report." Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

         (J)       Quarterly Transaction Reports

                  Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired any Covered Security. Such report, attached hereto as Exhibit B, is hereinafter called a "Quarterly Securities Transaction Report."

                  A Quarterly Securities Transaction Report shall be on a form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

                  (5)       Date and nature of the transaction (purchase, sale
                              or any other type of acquisition
                           or disposition);

                  (6) Title, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

                  (7)       Name of the broker, dealer or bank with or through
                              whom the transaction was effected;
                           and

                  (8)       The date the report is submitted by the Access
                               Person.

         (K)       Duplicate Reporting Exemption

                  An Access Person need not make a Quarterly Securities Transaction Report if all of the information in the report would duplicate information recorded pursuant to Rules 204(a)(12) or (13) under the Investment Advisers Act of 1940, as amended.

         (L)       Brokerage Accounts and Statements

                  Access Persons shall:

                  (4) Identify all securities, brokerage and commodities trading accounts in which they trade or hold securities in which they have a Beneficial Interest ("Accounts") at the time they become an Access Person and, thereafter, identify the account and the date the Account was established within ten (10) days after the end of the quarter during which such new account was established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

                  (5) Instruct  the  brokers  for  their   accounts  to  provide
                      duplicate account statements and copies of confirmations of all personal securities transactions to the Compliance Officer.

                  (6) On an annual  basis,  certify that they have complied with the requirements of (1) and (2) above.

         (M)       Form of Reports

                  A Quarterly Securities Transaction Report may include broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

         (N)       Responsibility to Report

                  It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by a 17j-1 Organization to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         (O)       Where to File

                  All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Compliance Officer.

         (P)       Disclaimers

                  Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

                       Section VII Additional Prohibitions

         (A)       Confidentiality of Advisory Clients' Transactions

                  Until disclosed in a public report to shareholders or the Securities and Exchange Commission in the normal course, all information concerning the securities "being considered for purchase or sale" on behalf of an Advisory Client shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the directors of the respective 17j-1 Organization.

         (B)       Outside Business Activities

                  Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of a 17j-1 Organization. Similarly, no such outside business activities may be inconsistent with the interest of an Advisory Client. Access Persons who are directors, officers or employees of the 17j-1 Organization may not serve as directors of any public or private company, except with the prior approval of the President of Alleghany Asset Management, Inc. All directorships held by such Access Persons shall be reported to the Compliance Officer.

         (C)       Gratuities

                  Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value [$100] from any person, firm, corporation, association or other entity other than such person's employer that such Access Person knows or should have known does business, or proposes to do business, with a 17j-1 Organization. This prohibition does not apply to an occasional meal or ticket to a theater, sporting or other entertainment event that is an incidental part of a meeting that has a clear business purpose.

         (D)      Other Conflicts of Interest

                  Investment Personnel, when recommending any security, shall disclose any direct, indirect or potential conflict of interest such Investment Personnel may have relating to the issuer of the security being recommended.



                        Section VIII Annual Certification

         (C)       Access Persons

                  Access Persons shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

         (D)       Certification to Funds

                  No less frequently than annually, each 17j-1 Organization must furnish to the Board of Directors of any Fund that is an Advisory Client a written report that (a) describes any issues arising under this Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (b) certifies that each 17j-1 Organization has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

                              Section IX Sanctions

         Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate by the Code of Ethics Committee of Alleghany Asset Management, Inc. under the circumstances to achieve the purposes of Rule 17j-1 and this Code. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement and/or restitution of an amount equal to the difference between the price paid or received by any Advisory Client and the more advantageous price paid or received by the offending person.

Section X                  Administration and Construction

         (E) The administration of this Code shall be the responsibility of the Compliance Officer.

         (F) The duties of the Compliance Officer are as follows:

                  (9) Continually maintaining a current list of all Access Persons with an appropriate description of their title of employment, including a notation of any directorships held by Access Persons who are officers or employees of the 17j-1 Organization or of any company that controls the 17j-1 Organization, and informing all Access Persons of their reporting obligations hereunder;

                  (10) On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder;

                  (11)      Maintaining or supervising the maintenance of all
                          records and reports required by
                           this Code;

                  (12) Obtaining and maintaining listings of all personal securities transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions on a test basis against a listing of all transactions effected for any Advisory Client;

                  (13) Obtaining and maintaining Personal Securities Holding Reports from all Access Persons at the time they become Access Persons and on an annual basis thereafter;

                  (14) Issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

                  (15) Conducting such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Directors of any Fund that is an Advisory Client; and

                  (16) Submitting a report to the Board of Directors of any Fund that is an Advisory Client, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VIII(B).

         (G)      The  Compliance   Officer  shall  maintain  and  cause  to  be
                  maintained in an easily accessible place at the principal place of business, the following records:

                  (8) A copy of all codes of ethics adopted by each 17j-1 Organization pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

                  (9) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

                  (10) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

                  (11) A copy of each report made by the Compliance Officer to the Board of Directors for two years from the end of the fiscal year of any Fund that is an Advisory Client in which such report is made or issued and for an addition three (3) years in a place that need not be easily accessible;

                  (12) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

                  (13) A copy of each report required by Section VIII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for as additional three years in a place that need not be easily accessible; and

                  (14) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five
                           (5) years after the end of the fiscal year in which the approval is granted.

         (H) In the event this Code is materially amended, the amended Code must be submitted to the Board of Directors of any Fund that is an Advisory Client promptly, and in no case, later than six months after adoption of such amendment.